Exhibit 99.1

Magnolia Solar Engages American Capital Ventures for Investor Relations Services

WOBURN, MA and ALBANY, NY - Magnolia Solar Corporation (OTCBB: MGLT) ("Magnolia Solar"), developer of revolutionary thin-film solar cell technologies employing nanostructured materials and designs, today announced, that they have engaged American Capital Ventures (“ACV”), a provider of investor relations to the micro- and small-cap community.

Howard Gostfrand, President of American Capital Ventures, commented, "We believe that Magnolia Solar is positioned as a competitive provider of high efficiency thin film solar cell technology, with the opportunity to penetrate a variety of high growth public and private sectors. As the recipient of several grants, we see great potential in their patent applications and their growth prospects ahead. We look forward to working alongside management to communicate their growth story to the investment community and boost their overall investor relations efforts in key renewable energy, nanotechnology and growth markets.”

“We are pleased to have ACV on board assisting us in our investor relations initiatives,” stated Dr. Ashok K. Sood, President and CEO of Magnolia Solar Corporation. “Together, we are focused on better communicating the potential of our high efficiency thin film solar cell technologies to investors with a view to achieving a fairer valuation in the market and increasing shareholder value now and sustaining it for the future.”

About Magnolia Solar Corporation

Based in Woburn, MA and Albany, NY, Magnolia Solar was founded in 2008 to develop and commercialize revolutionary new thin-film solar cell technologies that employ nanostructured materials and designs. Both higher current and voltage outputs are expected from thin-film solar cells that combine Magnolia's exclusive material structures with advanced optical coatings. Magnolia's patent-pending technology has the ability to capture a larger part of the solar spectrum to produce high efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to further increase the solar cell's efficiency, thereby reducing the cost per watt. Magnolia Solar technology targets electrical power generation applications, such as power for electrical grids and distributed power applications ranging from commercial and residential lighting to specialized military applications.

For more information, please visit www.MagnoliaSolar.com, or visit us on Facebook, Twitter, You Tube, or LinkedIn.

Forward-Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Contact:

Howard Gostfrand
American Capital Ventures
305.918.7000
info@magnoliasolar.com
www.amcapventures.com